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[SAUER DANFOSS LOGO]



FOR IMMEDIATE RELEASE
MARCH 22, 2001


SAUER-DANFOSS INC. ANNOUNCES FIRST QUARTER DIVIDEND OF $0.07 PER SHARE


AMES, IOWA, USA, MARCH 22, 2001--SAUER-DANFOSS INC. (NYSE: SHS; FSE: SAR) today announced that its board of directors has declared a cash dividend of $0.07 per share for the first quarter ended April 1, 2001. The dividend is payable on April 16, 2001, to stockholders of record as of March 30, 2001.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumunster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.


FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS

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
KENNETH D. MCCUSKEY             Sauer-Danfoss Inc.        Phone:   (515) 239-6364
Vice President - Finance        2800 East 13th Street     Fax:     (515) 239-6443
                                Ames, Iowa, USA 50010     kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK                Sauer-Danfoss Inc.        Phone:   +49-4321-871-190
Director of Finance - Europe    Krokamp 35                Fax:     +49-4321-871-121
                                D-24539 Neumunster        jlangrick@sauer-danfoss.com
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Internet:  http://www.sauer-danfoss.com